EXHIBIT 99.1

Security Bank Corporation completes acquisition of Rivoli BanCorp, Inc.

Macon, GA. January 3, 2006 (PR Newswire) – Security Bank Corporation (NASDAQ: SBKC) announced today it has completed the acquisition of Rivoli BanCorp, Inc., a community bank holding company with approximately $211 million in assets located in Macon, Georgia. Originally announced in September 2005, the acquisition was approved by Rivoli BanCorp shareholders on December 20, 2005 and has received final regulatory approval.

In addition, Security Bank said it will open a new banking office at 1535 Bass Road near Interstate 75 in North Bibb County as a result of the acquisition. The office is scheduled to open as a branch of Security Bank in mid-January.

Rivoli BanCorp Chairman F. Tredway Shurling said, “We are pleased to become part of Security Bank. Our customers will have the same personal, community bank attention along with enhanced services and banking convenience.”

“We are delighted to welcome the newest members of the Security Bank team,” said Rett Walker, President and CEO of Security Bank Corporation. Walker said the move is part of Security’s strategy to enhance its market presence in Middle Georgia.

Richard A. Collinsworth, President of Security Bank of Bibb County, said that Rivoli Bank customers should continue to use their existing locations on Zebulon Road and Mulberry Street in Macon until the banks complete their conversion in March. “At present, Rivoli customers will continue banking just as they always have,” Collinsworth said. “Our primary aim during the coming months will be to make this a smooth and easy process for Rivoli Bank customers.”

With the completion of the acquisition, Security Bank Corporation has total assets of approximately $1.6 billion. Following the March conversion of Rivoli locations, Security Bank of Bibb County will operate 10 full service offices, including nine locations in Macon and one in Griffin, Georgia, and one loan production office in Bogart, Georgia.

In November, Security Bank Corporation announced a definitive agreement to acquire Neighbors Bancshares, Inc., a community bank holding company in Alpharetta, Georgia, with approximately $105 million in assets as of September 30, 2005. That agreement is subject to Neighbors shareholder and regulatory approvals, and is expected to be complete in the second quarter of 2006.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a bank holding company with assets of approximately $1.6 billion. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. The banks maintain 13 full service offices in Central Georgia (Macon, Perry, Warner Robins, and Gray), two full service offices in Coastal Georgia (Brunswick and St.

Simons Island) and one full service office in North Metro Atlanta (Woodstock). In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Gray, Pooler, St. Simons, and Brunswick.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections, and past performance should not be taken as an indication of future results. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

Investor contacts:

Rett Walker, President and CEO

(478) 722-6220

Jim McLemore, Chief Financial Officer

(478) 722-6243

Media contact:

Tom Woodbery

(478) 722-6117